Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-207467) of Landec Corporation, and

(2)	Registration Statement (Form S-8 Nos. 333-163926, 333-193213 and 333-221039) pertaining to the 2009 Stock Incentive Plan and 2013 Stock Incentive Plan of Landec Corporation;

of our reports dated August 1, 2019, with respect to the consolidated financial statements of Landec Corporation and the effectiveness of internal control over financial reporting of Landec Corporation included in this Annual Report (Form 10-K) of Landec Corporation for the year ended May 26, 2019.

/s/ Ernst & Young LLP
San Francisco, California
August 1, 2019